Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Somaxon Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

San Diego, California
April 15, 2011